EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to The Davey 401KSOP and ESOP of The Davey Tree Expert Company of our reports (a) dated March 12, 2013, with respect to the consolidated financial statements of The Davey Tree Expert Company, and the effectiveness of internal control over financial reporting of The Davey Tree Expert Company, included in its Annual Report (Form 10-K) for the year ended December 31, 2012, and (b) dated June 14, 2012, with respect to the financial statements and schedule of The Davey 401KSOP and ESOP included in the Plan's Annual Report (Form 11-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Akron, Ohio
March 12, 2013